YayYo, Inc. Announces Pricing of Initial Public Offering

BEVERLY HILLS—(BUSINESS WIRE) – November 12, 2019—YayYo, Inc. (“YayYo”) (Nasdaq:YAYO), a leading provider of vehicles to the rideshare industry, through its wholly-owned subsidiary, Rideshare Car Rentals, LLC, bridging the gap between rideshare drivers needing a quality vehicle and rideshare companies that depend on attracting and keeping drivers with quality vehicles, today announced the pricing of its initial public offering of 2,625,000 shares of its common stock at a public offering price of $4.00 per share for gross proceeds of $10.5 million, before deducting offering expenses. In addition, YayYo has granted the underwriters a 45-day option to purchase up to 393,750 additional shares of common stock at the public offering price, less offering expenses, to cover over-allotments, if any. The shares are expected to begin trading on the Nasdaq Capital Market on Wednesday, November 13, 2019, under the symbol “YAYO.”

Aegis Capital Corp. and WestPark Capital, Inc. are acting as joint book running managers.

A registration statement relating to the shares of common stock being sold in this offering was declared effective by the Securities and Exchange Commission (the “SEC”) on November 12, 2019. The offering is being made only by means of a prospectus. Copies of the final prospectus may be obtained on the SEC’s website, www.sec.gov, or by contacting Aegis Capital Corp., Attention: Syndicate Department, 810 7th Avenue, 18th Floor, New York, NY 10019, by email at syndicate@aegiscap.com, or by telephone at (212) 813-1010.

This press release shall not constitute an offer to sell, or a solicitation of an offer to buy these securities, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About YayYo, Inc.

YayYo bridges the gap between rideshare drivers needing a suitable vehicle and rideshare companies that depend on attracting and keeping drivers with quality vehicles. YayYo uniquely supports drivers in both the higher and lower economic categories with innovative policies and programs. YayYo seeks to become the preeminent provider of rental vehicles to drivers in the ever-expanding ridesharing economy.

Forward-Looking Statement Disclaimer

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this press release are forward-looking statements, including, but not limited to, the company’s proposed initial public offering. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations and projections about future events and financial trends that the company believes may affect its financial condition, results of operations, business strategy and financial needs, including the expectation that the IPO will be successfully completed. Investors can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “potential,” “continue,” “is/are likely to” or other similar expressions. The company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or changes in its expectations, except as may be required by law. Although the company believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that such expectations will turn out to be correct, and the company cautions investors that actual results may differ materially from the anticipated results.

Public Relations Contact

MJ Clyburn

TraDigital IR

(917) 327-6847

clyburn@tradigitalir.com